UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 14, 2013

HANCOCK FABRICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	1-9482	64-0740905
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way

Baldwyn, Mississippi 38824

(Address of Principal Executive Offices)

(662) 365-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of Hancock Fabrics, Inc. (the “Company”) has appointed James B. Brown, age 44, the Executive Vice President and Chief Financial Officer of the Company, effective upon Mr. Brown’s commencing employment with the Company (which is expected to occur on March 18, 2013).

Prior to Mr. Brown commencing employment with the Company, Mr. Brown was employed by Fred's, Inc., in Memphis, where he served as Senior Vice President, Finance from November 2011 to February 2013, being promoted from his earlier positions of Vice President, Planning and Analysis which he held from June 2008 to November 2011 and Assistant Controller, which he held from February 2006 to May 2008. Prior to Fred's, Mr. Brown was Senior Accounting Manager for Pinnacle Airlines, Inc., Corporate Controller for Rotable Asset Management, LLC, Corporate Controller for Transform Pharmaceuticals, Inc. and Assistant Controller for Dragon Systems, Inc. Mr. Brown started his Accounting career with Feeley & Driscoll, P.C., a public accounting firm in Boston, MA, and is a U.S. Marine Veteran and served in Operation Desert Storm. Mr. Brown is a CPA and holds a Bachelor Degree in Accounting and Economics from the University of Puget Sound.

Larry D. Fair, the Company’s interim Chief Financial Officer, has tendered his resignation as the Chief Financial Officer, effective upon Mr. Brown’s commencing employment with the Company.

There is no arrangement or understanding between Mr. Brown and any other person pursuant to which he is being appointed as Executive Vice President and Chief Financial Officer. There are no family relationships between Mr. Brown and any director or executive officer of the Company and there are no relationships or related transactions between Mr. Brown and the Company that would be required to be reported pursuant to Item 404(a) of Regulation S-K.

In connection with Mr. Brown’s appointment as Executive Vice President and Chief Financial Officer, Mr. Brown will be entitled to compensation on the following terms:

●	an initial annual base salary of $215,000;

●

a signing bonus of $35,000, provided that if Mr. Brown voluntarily terminates his employment with the Company prior to the second anniversary of his hire date, Mr. Brown must repay the signing bonus to the Company;

●

participation in the Company’s Short-Term Incentive Plan, with eligibility for a bonus for the fiscal year 2013 of (1) 40% of Mr. Brown’s base salary for meeting “threshold” corporate goals; (2) 60% of Mr. Brown’s base salary for meeting “target” corporate goals; and (3) 100% of Mr. Brown’s base salary as the maximum incentive payment;

●	subject to the approval of the Management Review and Compensation Committee of the Board of Directors of the Company following Mr. Brown's start date, the following equity-based awards:

●	a grant of 50,000 restricted shares of the Company’s common stock which would vest over five years;

●

a grant of options to purchase 100,000 shares of the Company’s common stock that would vest as to 25% of the shares on the first anniversary of the date of grant, with the balance vesting in monthly installments over the three-year period thereafter;

●

participation in the Company’s Long-Term Incentive Plan, consisting of a grant of 73,700 performance-based restricted stock units that would vest over a two-year period based on the achievement of Company performance objectives;

●	participation in the Company’s Long-Term Retention Plan, consisting of a grant of 49,100 time-based restricted stock units that would vest over a two-year period;

●

severance benefits if, within one year following a change in control of the Company, Mr. Brown’s employment is terminated without cause by the Company or for good reason by Mr. Brown, in accordance with the Company’s change in control agreement on file with the SEC, which would generally include (1) cash severance equal to two times the sum of Mr. Brown’s annual base salary in effect at the time of his termination plus his annual bonus for the fiscal year prior to the fiscal year in which his termination occurs, (2) continued health and life insurance coverage for up to 24 months following his termination, and (3) accelerated vesting of his outstanding equity awards if and to the extent provided under the terms of the applicable award agreements;

●	relocation benefits in accordance with the Company’s policy and temporary housing for up to six months; and

●	participation in the employee benefit programs made available to the Company’s salaried employees generally.

The foregoing description is subject to the provisions of Mr. Brown's offer letter with the Company, which the Company expects to file with its Annual Report on Form 10-K for its 2012 fiscal year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANCOCK FABRICS, INC.

Date: February 21, 2013	By:	/s/ Steven R. Morgan
	Name:	Steven R. Morgan
	Title:	President and Chief Executive Officer